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                                                           Exhibit 12(a)(1)(xii)

Dear Participant in Sara Lee's employee savings plans:

          Our records indicate that you currently are an employee of Coach, Inc. and that you hold shares in one or more of the following Sara Lee company savings plans (collectively, the "Plans"):

          -    Sara Lee Corporation Employee Stock Ownership Plan (the "ESOP");

          - Common Stock Fund (the "Sara Lee Common Stock Fund") of the Sara Lee Corporation 401(k) Supplemental Savings Plan; and/or

          - Common Stock Fund (the "Puerto Rico Common Stock Fund") of the Sara Lee Corporation Personal Products Retirement Savings Plan of Puerto Rico.

          Sara Lee is offering its stockholders the opportunity to exchange shares of Sara Lee common stock for shares of Coach common stock. This transaction is referred to as the "exchange offer." As a current employee of Coach, you are entitled to participate in the exchange offer by tendering any or all of your shares of Sara Lee common stock held in the Plans.

          In the exchange offer, Sara Lee will exchange 0.846 shares of Coach common stock for each Sara Lee share that is tendered and accepted, up to a maximum of 41,402,285 shares of Sara Lee common stock. If Sara Lee stockholders tender more than 41,402,285 shares of Sara Lee common stock, then the number of shares of Sara Lee common stock that will be accepted from each stockholder who tendered shares will be reduced on a pro rata basis, except for tenders by stockholders who own fewer than 100 shares of Sara Lee common stock, referred to as "odd-lots," who tender all of their shares of Sara Lee common stock will not be reduced. Shares you hold in the ESOP, the Sara Lee Common Stock Fund or the Puerto Rico Common Stock Fund, however, are not entitled to this preferential treatment.

          The exchange offer is subject to certain conditions, including a condition that at least 37,262,057 shares of Sara Lee common stock are tendered and not withdrawn. The terms and conditions of the exchange offer are described in the offering circular-prospectus enclosed in this package, which you should read carefully. The exchange offer is a voluntary transaction and it is completely your decision whether to tender your shares. You must make your own decision after reading the offering circular-prospectus, including the section entitled "Risk Factors," and consulting with your advisors based on your own financial position and requirements.

          We are sending you this letter to give you information about how to participate in the exchange offer with the shares of Sara Lee common stock that are credited or allocable to your accounts under the Plans. The State Street Bank and Trust Company, the trustee of each of the Plans, is the registered owner of the shares of Sara Lee common stock that are held in the Plans. Under the terms of each Plan, the trustee is required to permit current Coach employees to instruct the trustee to tender in the exchange offer shares of Sara Lee common stock held in the Plan on their behalf. The Plans do not permit the trustee to allow Plan participants who are not current Coach employees to instruct the trustee to tender shares of Sara Lee common stock held in the Plan on their behalf; however, the trustee, in its discretion, may tender shares of Sara Lee common stock held on behalf of Plan participants who are not current Coach employees. The State Street Bank and Trust Company, acting as an independent fiduciary to the Plans, has not yet decided whether it will tender shares of Sara Lee common stock held by it on behalf of Plan participants who are not current Coach employees.

          If you are currently employed by Coach, you may instruct the trustee of the Plans in which you participate to tender some or all of the shares of Sara Lee common stock that are credited or allocable under your Plan account. If you elect to tender some or all of your Plan shares, the trustee will tender on your


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behalf the amount of shares you indicate on the Form of Election, and will hold any shares of Coach common stock received in exchange in an account within the same Plan that held your tendered shares of Sara Lee common stock. If you are not currently employed by Coach, you may not tender shares held in your Sara Lee ESOP, Common Stock Fund and/or Puerto Rico Common Stock Fund account.

          Enclosed are the exchange offer materials. These materials describe the terms and conditions of the exchange offer in further detail and give you the means to tender your shares of Sara Lee common stock held in the Plans. You should read carefully the offering circular-prospectus dated March 8, 2001, which is enclosed, and the information contained in the Instructions to the Form of Election. The package includes the following materials:

          - Letter to stockholders from C. Steve McMillan, President and Chief Executive Officer of Sara Lee.

          - Form of Election for each Plan in which you have shares of Sara Lee common stock.

          -    Instructions to the Form of Election (printed on white paper).

          -    Offering Circular-Prospectus, dated March 8, 2001.

          -    Return envelope to Mellon Investor Services LLC.

          If you would like to participate in the exchange offer by tendering shares held in your ESOP, Sara Lee Common Stock Fund and/or Puerto Rico Common Stock Fund account, you must:

1.        Complete the FORM(S) OF ELECTION for the appropriate Plan, and

2. Return your completed Form(s) of Election (in the appropriate enclosed RETURN ENVELOPE) so that it is received by Mellon Investor Services by the election deadline, as defined below.

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          THE DEADLINE FOR THE EXCHANGE AGENT TO RECEIVE YOUR FORM OF ELECTION
          IS 6:00 P.M., NEW YORK CITY TIME, ON MARCH 30, 2001, WHICH IS THREE NYSE TRADING DAYS PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.
          --------------------------------------------------------------------

          If you do not complete, sign, date and return the enclosed Form of Election so that it is received by the exchange agent by the election deadline, none of the shares of Sara Lee common stock held in the accounts maintained by the Plan trustee for your benefit will be tendered in the exchange offer and you will not receive any shares of Coach common stock.

          Sara Lee has retained Mellon Investor Services LLC as exchange agent in connection with the exchange offer. If you have questions regarding the Form of Election or the exchange offer materials, you may contact the exchange agent at (866) 825-8873, toll-free, in the United States or (201) 373-5549 from elsewhere.



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          Coach, Inc. filed a Registration Statement on Form S-4, of which the offering circular-prospectus included herein forms a part, with the Securities and Exchange Commission. The offering circular-prospectus was first mailed to Sara Lee stockholders of record on March 8, 2001. WE URGE YOU TO READ THE OFFERING CIRCULAR-PROSPECTUS AND THE DOCUMENTS INCORPORATED THEREIN, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Documents may be obtained free of charge at the Commission's website, www.sec.gov. In addition, documents filed with the Commission by Sara Lee are available free of charge from Sara Lee's Shareholder Services Department, Three First National Plaza, 70 West Madison Street, Chicago, Illinois 60602.



                                        Sincerely,

                                        The State Street Bank and Trust Company


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